EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:            1:00 p.m. May 4, 2023

United Bancorp, Inc. Reports 2023 First Quarter Earnings Performance

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.33 and net income of $1,889,000 for the three months ended March 31, 2023. This compares to diluted earnings per share of $0.30 and net income of $1,751,000 reported in the first quarter of the previous year.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are pleased to report on the earnings performance of United Bancorp, Inc. (UBCP) for the first quarter ended March 31, 2023. For the quarter, our Company achieved solid net income and diluted earnings per share results of $1,889,000 and $0.33, respective increases of $138,000, or 7.9%, and $0.03, or 10.0%, over the levels achieved for each in the first quarter of last year. As we have previously reported, our Company has been able to capitalize on the extreme tightening bias implemented within the past twelve months, or so, by the Federal Open Market Committee of the Federal Reserve (FOMC) with monetary policy, which has caused interest rates to rise rapidly during this timeframe from a range of 25 to 50 basis points in March 2022 to a range of 4.75% to 5.00% as of March 2023. Our Company was properly positioned to capitalize on this dramatic increase in interest rates over the course of the past year and, accordingly, we experienced an improvement in the level of net interest income that we generated of $913,000, an increase of 16.6%. This increase in the level of net interest income that we realized led to a corresponding enhancement of our net interest margin, which increased from 3.45% last year to 3.75% as of March 31, 2023, an expansion of 30 basis points. The increase in our Company’s net interest income and earnings is directly attributed to the marginal growth and repricing that we experienced in our loan portfolio and the purchasing of a significant level of investment securities at attractive overall yields over the past twelve months in this increasing rate environment (after not purchasing investment securities in the Zero Interest Rate Environment which prevailed the previous two years). Even though our gross loans increased by only $1.4 million, our Company experienced growth in investment securities of $74.8 million, an increase of 45.8%. This growth was funded by changing the mix of the assets on our balance sheet and growing our total deposits year-over-year as of the most recently ended quarter. Over the past twelve months, we have seen our average cash and cash equivalents decrease by $34.8 million, or 46.1%, and total deposits grow by $40.9 million, or 6.7%, to a level of $653.4 million. Of note relating to our earnings improvement achieved in the first quarter of the current year relative to the previous year’s results, our Company did not have a negative provision for credit losses in the current year, which last year totaled $500,000 and added approximately $0.07 to diluted earnings per share.”

Greenwood continued, “As we all know, the operating environment within our industry changed dramatically with the events that unfolded with a few banks toward the end of the first quarter in the current year. The impact of this industry change led our Company to quickly refocus on our strategy of shifting the mix of our balance sheet from highly liquid, lower-yielding investments into longer-duration, higher-yielding investments--- which led to our improved overall levels of revenue and earnings over the course of the past year--- into a more liquid position to weather any proverbial storms that could develop. Accordingly, in mid-March of this year, our Company originated term advances with the Federal Home Loan Bank (FHLB), with whom we had no advances and $173.4 million in capacity at that time (in addition to other available sources of liquidity and pledging capacity with the FHLB). These advances at the FHLB were in the amount of $75 million. This injection of wholesale funding onto our balance sheet, along with our growth in deposits (which continued to increase from both the previous quarter on a linked basis and year-over-year), led to our total assets growing to $847.5 million, an increase of $114.1 million, or 15.6%, from the previous year and our cash and cash equivalents growing to $100.6 million, an increase of $31.8 million, or 46.3%, year-over-year as of the most recently ended quarter. As of March 31, 2023, our Company’s level of cash and cash equivalents totaled 11.9% of total assets and, at this level, gives us a higher degree of comfort as we operate in and navigate through a more uncertain economic and banking environment.”

Lastly, Greenwood stated, “Even with the economic headwinds with which we continue to be confronted and the significant increases in interest rates that may have affected some of our borrowers with rate resets to higher levels on their loans, we have successfully maintained credit-related strength and stability within our loan portfolio as of the most recently ended quarter. As of March 31, 2023, our Company’s total nonaccrual loans and loans past due 30 plus days were $529,000, or 0.11% of gross loans, a decrease of $3.7 million, or 87%, year-over-year. Also of note during the first quarter of this year was our Company’s adoption of the current expected credit loss accounting standard (CECL)… a newly required methodology as of the start of 2023 for calculating our credit loss reserve. With the adoption of CECL, our allowance for credit losses totaled $4.5 million at quarter-end, which was an increase of $1.3 million, or 40.3%, from the previous year and $2.4 million, or 117%, from year-end. As of the end of the present quarter and with the enhanced loan loss reserve build-up under CECL (and, our Company’s improved credit quality metrics), our total allowance for credit losses to total loans was 0.96% and our total allowance for credit losses to nonperforming loans was 1,892%. Also, net loans charged off were a very low $4,330 or 0.02% of average loans.” Greenwood concluded, “As of the end of the first quarter in 2023, our Company continues to be very well capitalized with equity to assets of 7.0% and total average shareholders’ equity of $63.3 million. As with most financial institutions in this extreme rising-rate environment in which we all operate at present, our Company continues to experience a loss in accumulated other comprehensive income (AOCI) due to the loss position within our securities portfolio. As of March 31, 2023, our Company’s AOCI loss totaled $7.7 million, which is a modest level that is 11.6% of total capital (prior to the AOCI loss adjustment). With the overall quality of our investment portfolio, our well capitalized position, and our total uninsured deposits totaling approximately 14% of total deposits as of the most recent quarter-end, we firmly believe that any issues, which could potentially create a risk to our capital and capital position, are very minimal.”

Scott A. Everson, President and CEO stated, “Considering the exceedingly dynamic monetary policy environment in which we have operated for the past twelve months and the more recent issues which have begun to plague our industry, we are very happy to report on the very strong earnings performance that United Bancorp, Inc. (UBCP) achieved in the first quarter of 2023. Relating to the excessive tightening of our country’s monetary policy over the course of the past twelve months, we are extremely pleased that we have been able to expand the level of interest income that our Company generated while controlling overall interest expense levels; thereby, expanding the level of net interest income that we realized and our net interest margin. We achieved this while growing our level of assets and funding this expansion with growth in our overall deposits in a cost-effective manner. This is somewhat of a counter-trend to what occurred within our industry within the past year. With the aforementioned and recent developments that occurred within our industry late in the first quarter of this year, we transitioned into a more conservative operating position that greatly increased our overall liquidity and locked in a fair portion of our funding as a hedge against further interest rate increases. Although this will have a marginal impact on our returns and margins (such as our return on assets and our net interest margin) in the short-term, it is immediately accretive to our bottom-line earnings. Overall, our capital levels remain very strong and our Company is classified as being well-capitalized based on industry standards. We firmly believe that with our strong liquidity, above industry-average growth in core deposits and minimal levels of uninsured deposits that our risk to capital is very low, and, fundamentally, our Company’s financial position and future prospects are very solid.”

Everson continued, “Our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded. In the first quarter of this year, we, once again paid both our regular cash dividend, which increased by $0.0025 to a level of $0.1625, and a special cash dividend of $0.15… for a total of $0.3125. This is a 3.3% increase over the total cash dividend paid in the first quarter of the previous year and produces a near-industry leading total dividend yield of 5.52%. This total dividend yield is based on our first quarter cash dividend on a forward basis, plus the special dividend (which combined total $0.80) and our quarter-end fair market value of $14.50. Even though our market value decreased during the most recent quarter (as did the fair market value of all financial institution stocks), our Company still had a market price to book value of 144%, which is extremely favorable relative to industry standards as of quarter-end.”

Everson concluded, “Given that we continue to operate in a challenging economic and, now, a concerning industry-related environment, we are very pleased with our overall present performance and future prospects. Even with the present challenges with which our overall industry is confronted, we are very optimistic about the future growth and earnings prospects for United Bancorp, Inc. (UBCP). We firmly believe that with the challenges that our industry has experienced over the course of the past few years, our Company has evolved into a more fundamentally sound organization with a focus of growing to achieve greater efficiencies and scales, while controlling overall costs. We have invested in areas that will lead to our continued and future relevancy within our industry--- along with anticipated higher revenue generation--- while implementing cost control initiatives, where needed, by consolidating delivery channels in markets in which we had low banking center performance and considerable overlap. We still have a vision of growing UBCP to an asset threshold of $1.0 billion or greater in the near term in a prudent and profitable fashion. Excitingly, we have present plans on which we are currently working--- that we hope to announce with the next few months--- to take us in this direction! As I have previously stated, with the many challenges that we have faced over the course of the past couple of years and our response thereto… today, our Company is structurally stronger with a focus on the potential of the future. We will continue to build upon our solid foundation and have a longer-term vision. With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright.”

As of March 31, 2023, United Bancorp, Inc. has total assets of $847.5 million and total shareholders’ equity of $59.0 million. Through its single bank charter, Unified Bank, the Company currently has eighteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc

"UBCP"

At or for the Quarter Ended
March 31,	March 31,	%	$
2023	2022	Change	Change
Earnings
Interest income on loans	$5,628,758	$4,457,414	26.28%	$1,171,344
Loan fees	180,047	333,667	-46.04%	$(153,620)
Interest income on securities	2,399,296	1,206,041	98.94%	$1,193,255
Total interest income	8,208,101	5,997,122	36.87%	$2,210,979
Total interest expense	1,785,130	486,478	266.95%	$1,298,652
Net interest income	6,422,971	5,510,644	16.56%	$912,327
Provision (credit) for loan losses	-	(500,000)	-100.00%	$500,000
Net interest income after provision for loan losses	6,422,971	6,010,644	6.86%	$412,327
Service charge on deposit account	720,837	680,704	5.90%	$40,133
Net realized gains on sale of loans	-	12,487	-100.00%	$(12,487)
Other noninterest income	294,714	294,286	0.15%	$428
Total noninterest income	1,015,551	987,477	2.84%	$28,074
Total noninterest expense	5,437,617	5,110,699	6.40%	$326,918
Income tax expense	113,294	136,215	-16.83%	$(22,921)
Net income	$1,887,611	$1,751,207	7.79%	$136,404
Key performance data
Earnings per common share - Basic	$0.33	$0.30	10.00%	$0.030
Earnings per common share - Diluted	0.33	0.30	10.00%	$0.030
Cash dividends paid	0.3125	0.3025	3.31%	$0.01000
Stock data
Dividend payout ratio (without special dividend)	49.24%	50.83%	-1.59%
Price earnings ratio	10.98	x	14.43	x	-23.86%
Market price to book value	144%	166%	-13.07%
Annualized yield based on quarter end close (without special dividend)	4.48%	3.41%	31.38%
Market value - last close (end of period)	14.50	17.89	-18.95%
Book value (end of period)	10.06	10.79	-6.77%
Tangible book value (end of period)	9.88	10.58	-6.62%
Shares Outstanding
Average - Basic	5,485,129	5,457,403	—
Average - Diluted	5,485,129	5,457,403	—
Common stock, shares issued	6,043,851	6,053,851	—
Shares held as treasury stock	179,363	129,363	—
Return on average assets (ROA)	0.97%	1.05%	-0.08%
Return on average equity (ROE)	11.92%	11.86%	0.06%
At quarter end
Total assets	$847,493,300	$733,400,068	15.56%	$114,093,232
Total assets (average)	774,822,000	719,766,000	7.65%	$55,056,000
Cash and due from Federal Reserve Bank	100,588,646	68,763,029	46.28%	$31,825,617
Average cash and due from Federal Reserve Bank	40,619,000	75,392,000	-46.12%	$(34,773,000)
Securities and other restricted stock	238,015,596	163,200,789	45.84%	$74,814,807
Average securities and other restricted stock	235,247,000	142,534,000	65.05%	$92,713,000
Other real estate and repossessions	3,518,718	260,970	1248.32%	$3,257,748
Gross loans	463,688,134	462,292,635	0.30%	$1,395,499
Allowance for loan losses	(4,452,462)	(3,173,707)	40.29%	$(1,278,755)
Net loans	459,235,672	459,118,928	0.03%	$116,744
Average loans	458,977,000	453,537,000	1.20%	$5,440,000
Net loans recovered (charged-off)	4,330	28,915	-85.03%	$(24,585)
Net overdrafts (charged-off )	(23,363)	(30,680)	-23.85%	$7,317
Total net (charge offs )	(19,033)	(1,765)	978.36%	$(17,268)
Nonaccrual loans	235,275	4,116,586	-94.28%	$(3,881,311)
Loans past due 30+ days (excludes non accrual loans)	293,326	71,225	311.83%	$222,101
Total Deposits
Noninterest bearing demand	147,485,194	148,371,093	-0.60%	$(885,899)
Interest bearing demand	238,221,642	268,511,590	-11.28%	$(30,289,948)
Savings	143,544,118	145,746,769	-1.51%	$(2,202,651)
Time < $250,000	105,526,900	47,278,794	123.20%	$58,248,106
Time > $250,000	18,586,762	2,585,492	618.89%	$16,001,270
Total Deposits	653,364,616	612,493,738	6.67%	$40,870,878
Average total deposits	647,478,000	609,384,000	6.25%	$38,094,000
Advances from the Federal Home Loan Bank	75,000,000	-	N/A	$75,000,000
Overnight advances	-	-	N/A	$-
Term advances	75,000,000	-	N/A	$75,000,000
Repurchase Agreements	23,741,060	22,750,989	4.35%	$990,071
Shareholders' equity	59,005,777	63,900,724	-7.66%	$(4,894,947)
Goodwill and intangible assets (impact on Shareholders' equity	(1,054,793)	(1,205,793)	-12.52%	$151,000
Tangible shareholders' equity	57,950,984	62,694,931	-7.57%	$(4,743,947)
Shareholders' equity (average)	63,343,000	63,655,000	-0.49%	$(312,000)
Key performance ratios
Net interest margin (Federal tax equivalent)	3.75%	3.45%	0.30%
Interest expense to average assets	0.92%	0.27%	0.65%
Total allowance for loan losses
to nonperforming loans	1892.45%	77.10%	1815.35%
Total allowance for loan losses
to total loans	0.96%	0.69%	0.27%
Total past due and nonaccrual loans to gross loans	0.11%	0.91%	-0.80%
Nonperforming assets to total assets	0.44%	0.60%	-0.16%
Net charge-offs to average loans	-0.02%	0.00%	-0.02%
Equity to assets at period end	6.96%	8.71%	-1.75%